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                                                                      Exhibit 23


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-118275) pertaining to the 2004 Incentive Award Plan of American Campus Communities, Inc. of our report dated March 14, 2005, with respect to the consolidated financial statements included in this Annual Report (Form 10-K) of American Campus Communities, Inc. and Subsidiaries for the period from August 17, 2004 to December 31, 2004, and the combined financial statements included in this Annual Report of the Company's Predecessor, American Campus Communities, L.L.C. and Affiliated Student Housing Properties, for the period from January 1, 2004 to August 16, 2004.


March 24, 2005

ERNST & YOUNG LLP
AUSTIN, TEXAS